Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces Quarterly Dividend and Share Repurchase Program

Exton, PA December 17, 2015 -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that the Company's Board of Directors has approved a first-quarter 2016 dividend of $0.12 per share. The dividend will be paid on February 3, 2016 to shareholders of record as of January 20, 2016.

The Company also announced a share repurchase program authorizing the repurchase of up to 700,000 shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions as permitted under Securities Exchange Act of 1934 Rule 10b-18. The number of shares to be repurchased and the timing of such transactions will depend on a variety of factors, including market conditions, but the program will commence on January 1, 2016 and is expected to be completed by December 31, 2016. The Company’s previously authorized share repurchase program expires on December 31, 2015.

In addition, the Board of Directors formally appointed Chief Executive Officer Eric M. Green to the office of President of West Pharmaceutical Services, Inc. The appointment does not alter his responsibilities.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2014 sales of $1.42 billion reflect the daily use of approximately 110 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

West and the diamond logo and By your side for a healthier world™ are registered trademarks or trademarks of West Pharmaceutical Services, Inc., in the United States and other jurisdictions.